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                                   Exhibit 4



                                   ASSI, INC.
                            5075 SPYGLASS HILL DRIVE
                              LAS VEGAS, NV  89122



                               September 24, 1996


Chicago Pizza & Brewery, Inc.
26131 Marguerite Parkway
Suite A
Mission Viejo, CA  92692

Dear Sirs:

     The undersigned is payee on a convertible promissory note from Chicago Pizza & Brewery, Inc., a California corporation (the "Company"), dated March 29, 1996 and in the principal amount of $2,000,000 (the "Note"). The Note was issued pursuant to a Note Purchase Agreement dated February 20, 1996 between the Company and the undersigned (the "Agreement"). Upon closing of the Company's initial public offering of securities (the "Public Offering") prior to March 28, 1997, pursuant to registration on a Form SB-2 Registration Statement (Registration No. 333-5182-LA), all principal and interest on the Note is automatically convertible into 500,000 shares of Common Stock of the Company and warrants to purchase 3,000,000 shares of Common Stock of the Company (the "Conversion Warrants") with terms substantially the same as the warrants being sold to the public (the "Public Warrants") in the Public Offering.

     The undersigned also is the holder of a 100,000 share warrant dated February 20, 1996 and a 100,000 share warrant dated March 29, 1996 (the "Consulting Warrants") issued pursuant to Consulting Agreements dated as of February 20, 1996 between the Company and the undersigned. The Consulting Warrants are also convertible into Public Warrants upon consummation of the Public Offering.

     This letter will constitute our agreement that, notwithstanding anything to the contrary contained in the Conversion Warrants or the Public Warrants received upon conversion of the Consulting Warrants (collectively, the "ASSI Warrants"), or the warrant agreement governing the ASSI Warrants, the following terms shall apply to each of the ASSI Warrants for so long as they are owned by the undersigned or any Affiliated Person (as defined in the Consulting Warrants) of the undersigned.

     (i) The ASSI Warrants shall not be subject to any redemption rights of the Company; and

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Chicago Pizza & Brewery, Inc.
September 24, 1996
Page 2

     (ii) The ASSI Warrants will be entitled to separate registration rights that are identical to the registration rights of the undersigned set forth in the Agreement.

     Please indicate your agreement with the terms of this letter agreement in the space provided below.

                                   Very truly yours,

                                   ASSI, INC., a Nevada corporation


                                   By:  /s/Louis Habash
                                       -----------------------------------------
                                        Louis Habash, President

ACKNOWLEDGED AND AGREED:

CHICAGO PIZZA & BREWERY, INC.,
a California corporation


By:  /s/Jeremiah J. Hennessy
   --------------------------------
     Jeremiah J. Hennessy